Exhibit 99.1

UNDER ARMOUR APPOINTS DAWN N. FITZPATRICK, EUGENE D. SMITH,
AND ROBERT J. SWEENEY TO ITS BOARD OF DIRECTORS

BALTIMORE, APRIL 15, 2025 – Under Armour, Inc. (NYSE: UA, UAA) announced today that, effective April 15, Dawn N. Fitzpatrick, Eugene D. Smith, and Robert J. Sweeney will join the company's Board of Directors.
“Dawn and Rob’s extensive financial and operational expertise, combined with Gene’s deep knowledge of intercollegiate sports management, makes them exceptional additions to our board,” said Mohamed A. El-Erian, Chair of the Board at Under Armour. “As we pursue our strategy to create greater value for Under Armour’s athletes, customers, shareholders, and teammates, their unique talents, insights, and passion for the brand will be invaluable for navigating our next chapter.”
Effective April 15, Under Armour’s Board will include Douglas E. Coltharp, Jerri L. DeVard, Mohamed A. El-Erian, Carolyn N. Everson, Dawn N. Fitzpatrick, David W. Gibbs, Karen W. Katz, Eric T. Olson, Kevin A. Plank, Eugene D. Smith, Robert J. Sweeney, and Patrick W. Whitesell.
About Dawn N. Fitzpatrick
Since 2017, Ms. Fitzpatrick has been the Chief Executive Officer and Chief Investment Officer of Soros Fund Management, LLC, a privately held investment management firm. Before joining Soros in 2017, she spent 25 years at UBS and its predecessor organizations, where she most recently served as Head of Investments for UBS Asset Management and was a member of the UBS Asset Management Executive Committee. Earlier, she held several positions at the UBS O’Connor hedge fund business, including Chief Executive Officer and Chief Investment Officer. Ms. Fitzpatrick serves as a non-executive director of Barclays plc and serves on its Remuneration, Risk, and Sustainability Committees. Additionally, she serves on the Federal Reserve Bank of Dallas Financial Sector Advisory Council, where she is Chair, the Advisory Council of The Bretton Woods Committee, and the Bloomberg New Economy Advisory Board. She previously completed a six-year term on the Investor Advisory Committee on Financial Markets at the Federal Reserve Bank of New York. Ms. Fitzpatrick earned her bachelor’s degree from the Wharton School of Business at the University of Pennsylvania, where she ran track and cross country.
About Eugene D. Smith
Mr. Smith served as Senior Vice President and Athletic Director at Ohio State University from 2005 to 2024. Throughout his tenure, he co-chaired the NCAA’s Federal-State Legislative Working Group, which advised the NCAA on name, image, and likeness issues, chaired the 2011 NCAA Men’s Basketball Committee and was a member of the College Football Playoff Selection Committee. Additionally, he participated in the NCAA’s Management Council, the Committee on Infractions, the Executive Committee, the Football Rules Committee, and the President’s Commission Liaison Committee. As the first Black president of the National Association of Collegiate Directors of Athletics (NACDA) and a former president of the Division I-A Athletics Directors Association, Smith was the Director of Athletics at Arizona State from 2000 to 2005, at Iowa State from 1993 to 2000 and at Eastern Michigan from 1986 to 1993. He played football as an undergraduate at Notre Dame, where he was a defensive end on the 1973 national championship team and earned a bachelor’s degree in business administration. After graduation, he joined the coaching staff at Notre Dame and contributed to the Irish victory in the 1977 national championship.

About Robert J. Sweeney
Since 2019, Mr. Sweeney has served as the President of Sycamore Partners, a private equity firm focused on consumer, distribution, and retail-related investments. Before joining Sycamore Partners, he spent 22 years at Goldman Sachs, most recently as a partner and Global Head of the Consumer/Retail Investment Banking Group. During his tenure at Goldman Sachs, he provided advisory support to Under Armour on various matters, including the company’s initial public offering in 2005. Mr. Sweeney served as an officer in the U.S. Navy’s Submarine Force from 1989 to 1995, holding various roles aboard the USS Annapolis and at the Submarine Officer Advanced Course training command. He graduated from the Wharton School of the University of Pennsylvania with a bachelor’s degree and MBA, and he was recognized as a Palmer Scholar.
About Under Armour, Inc.
Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer, and distributor of branded athletic performance apparel, footwear, and accessories. Designed to empower human performance, Under Armour’s innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.

# # #

Under Armour Contacts:
Lance Allega
Senior Vice President, Finance & Capital Markets
(410) 246-6810
LAllega@underamour.com